Exhibit 99.1
                                 Notice to Directors and Executive Officers

                                                               July 6, 2005

            Important Notice to Directors and Executive Officers
            Regarding the Immediate Prohibition of Your Ability
To Purchase or Sell Ashland Inc. Securities Under the Sarbanes-Oxley Act of 2002


Dear Director or Executive Officer of Ashland Inc.:

                  As you may be aware, as of June 30, 2005, Ashland Inc. ("Ashland") completed the transfer of its 38-percent interest in Marathon Ashland Petroleum LLC ("MAP") and two other businesses to Marathon Oil Corporation ("Marathon") through a series of steps involving the reorganization of Ashland.

                  To facilitate the completion of the transfer of Ashland Inc.'s interest in MAP and the other businesses to Marathon, there was a previously announced blackout period - that was expected to last not longer than two business days or in any event not beyond the week after the closing of the transaction with Marathon - during which participants have been unable to make investment exchanges into or out of the Ashland Stock Fund in the Ashland Inc. Employee Savings Plan (the "Savings Plan"). During that period, participants have also not been able to make any exchanges out of the new Marathon Stock Fund that was created as of the closing of the transaction with Marathon. That initial blackout period will extend through July 6.

                    Ashland is currently in discussions with the Securities and Exchange Commission ("SEC") regarding the appropriate application of certain Federal securities laws to the Savings Plan following the closing of the transaction with Marathon. Until the matter has been clarified, and in order to ensure compliance with applicable securities laws, the blackout period described above will be extended. During the extended blackout period, participants will be unable to make investment exchanges or direct new investments into the Ashland Stock Fund, which invests primarily in Ashland common stock. Participants will, however, be able to make investment exchanges out of the Ashland Stock Fund during the extended blackout period.

                  THE EXTENDED BLACKOUT PERIOD FOR THE SAVINGS PLAN WILL BEGIN JULY 7, 2005, AND IS EXPECTED TO END DURING THE WEEK THAT STARTS JULY 10, 2005. During the week that starts July 10, participants can determine whether the extended blackout period has ended by accessing Fidelity's web site (www.401k.com; log in and choose "NetBenefits") or contacting Fidelity on the automated telephone response system (1-800-827-4526).

                  You may contact Ron Griffith, c/o Ashland Inc., 3499 Blazer Parkway, Lexington, KY 40509 (Tel: (859) 357-7314; rrgriffith@ashland.com) if you have any questions about the extended blackout period.

                  We  wish to  remind  you  that,  generally,  pursuant  to
Section 306(a) of the Sarbanes-Oxley Act of 2002, during the extended blackout period, it is unlawful for you, directly or indirectly, to purchase, sell or otherwise acquire or transfer any shares of Ashland common stock or other equity securities of Ashland (including any derivative securities) if you acquire or previously acquired such securities in connection with your service or employment as a director or executive officer.

                              Sincerely yours,



                              /s/ Susan Esler
                              -------------------------------------
                              Susan Esler
                              Vice President, Human Resources